CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com

Exhibit 5.1
June 10, 2016

National Storage Affiliates Trust
5200 DTC Parkway, Suite 200
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale from time to time of up to 37,762,568 of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), by the selling shareholders identified in the Registration Statement (the "Selling Shareholders"), representing the maximum number of Common Shares issuable to the Selling Shareholders upon the exchange of Class A common units of limited partner interest ("Class A OP Units") in NSA OP, LP (the "Operating Partnership") that (i) were issued in connection with the Company's formation transactions that occurred in connection with the Company's initial public offering and certain subsequent property contribution transactions (collectively, the "Contribution Transactions") in which the Operating Partnership issued Class A OP Units, Class B common units of limited partner interest ("Class B OP Units") and long term incentive plan units ("LTIP Units") and certain subsidiaries of the Operating Partnership issued units of limited partner or limited liability company interest ("DownREIT Units," and collectively with Class A OP Units, Class B OP Units, and LTIP Units, the "Units") or (ii) are issuable in connection with the conversion or exchange of Units (other than Class A OP Units) that were issued in connection with the Contribution Transactions.
In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly formed as a real estate investment trust under the laws of the State of Maryland and is in good standing.

2.
The Common Shares issuable upon the exchange of Class A OP Units have been duly authorized and, when and if issued upon redemption of Class A OP Units (including Class A OP Units issuable upon the conversion into, or exchange for, other Units) in accordance with the Operating Partnership's Third Amended and Restated Agreement of Limited Partnership, as amended, will be validly issued, fully paid and nonassessable.

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Clifford Chance US LLP